EXHIBIT 5


                           BATTERY PARK FUNDS, INC.

                        INVESTMENT ADVISORY AGREEMENT
                        -----------------------------

     This Agreement is made this 1st day of October, 1996, between Nomura Corporate Research and Asset Management Inc., a Delaware corporation, having its principal place of business in New York, New York (the "Adviser"), and Battery Park Funds, Inc., a Maryland Corporation having its principal place of business in New York, New York (the "Corporation").

     WHEREAS the Corporation is an open-end management investment company as that term is defined in the Investment Company Act of 1940, as amended, and is registered as such with the Securities and Exchange Commission;

     WHEREAS Adviser is engaged in the business of rendering investment advisory and management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended;

     WHEREAS, the Corporation desires to retain the Adviser to render investment advisory and management services to the Corporation in the manner and on the terms hereinafter set forth; and

     WHEREAS, the Adviser is willing to provide investment advisory and management services to the Corporation on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. The Corporation hereby employs Adviser as Investment Adviser for each of the portfolios ("Funds") of the Corporation which executes an exhibit to this Agreement, and Adviser accepts the employment. Subject to the supervision, policies of, review by, and overall control of the Directors of the Corporation, Adviser shall provide a continuous investment program for each of the Funds, including investment research and management with respect to all securities, investments, cash and cash equivalents in the Funds. Adviser will determine from time-to-time what securities and other assets will be purchased, retained or sold by the Funds and will place the daily orders for the purchase or sale of securities. Adviser will provide services rendered by it under this Agreement in accordance with each Fund's objectives, policies, and restrictions as stated in the prospectus and resolutions of the Board of Directors.

     The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Corporation on any of its Funds in any way or otherwise be deemed an agent of the Corporation or any of its Funds.

     2. Adviser will be guided by each of the Fund's investment objective and policies and restrictions contained in the Articles of Incorporation and By-Laws of the Corporation and as set forth in the Registration Statements and exhibits as may be on file with the Securities and Exchange Commission.

     3. The Adviser shall also make decisions for each Fund as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to a Fund's portfolio securities shall be exercised. Should the Directors at any time, however, make any definite determination as to investment policy and notify the adviser thereof in writing, the Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Adviser shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities for each Fund's account with brokers or dealers selected by it, and to that end, the Adviser is authorized as the agent of each Fund to give instructions to the custodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund. In connection with the selection of such brokers or dealers and the placing of such orders with respect to assets of each Fund, the Adviser is directed at all times to seek to obtain execution and price within the policy guidelines determined by the Directors as set forth in the Prospectus. Subject to this requirement and the provisions of the Investment Company Act of 1940 and the Securities Exchange Act of 1934, each as amended, and other applicable provisions of law, the Adviser may select brokers or dealers with which it or the Corporation is affiliated.

     4. Each Fund shall pay or cause to be paid all of its own expenses and its allocable share of Corporation expenses, including, without limitation, the expenses of organizing the Corporation and continuing its existence; fees and expenses of Directors and officers of the Corporation; fees for investment advisory services and administrative personnel and services; expenses incurred in the distribution of its shares ("Shares"), including expenses of administrative support services; fees and expenses of preparing and printing its Registration Statements under the Securities Act of 1933 and the Investment Company Act of 1940, as amended, and any amendments thereto; expenses of registering and qualifying the Corporation, the Funds, and Shares of the Funds under federal and state laws and regulations; expenses of preparing, printing, and distributing prospectuses (and any amendments thereto) to shareholders; interest expense, taxes, fees, and commissions of every kind; expenses of issue (including cost of Share certificates), purchase, repurchase, and redemption of Shares; charges and expenses of custodians, transfer agents, dividend disbursing agents, shareholder servicing agents, and registrars; printing and mailing costs, auditing, accounting, and legal expenses; reports to shareholders and governmental officers and commissions; expenses of meetings of Directors and shareholders and proxy solicitations therefor; actual out of pocket expenses of Directors who are not affiliated persons of the Adviser; insurance expenses; association membership dues and such nonrecurring items as may arise, including all losses and liabilities incurred in administering the Corporation and the Funds, and other expenses that may be properly paid by a Fund. Each Fund will also pay its allocable share of such extraordinary expenses as may arise including expenses incurred in connection with litigation, proceedings, and claims and the legal obligations of the Corporation to indemnify its officers and Directors and agents with respect thereto.

     5. The Adviser assumes and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement and shall pay all compensation of officers of each Fund and all Directors of the Corporation who are affiliated persons of the Adviser.

     6. The Distributor will pay certain of the expenses of the Funds incurred in connection with the continuous offering of Fund shares.

     7. Each of the Funds shall pay to Adviser, for all services rendered to each Fund by Adviser hereunder, the fees set forth in the exhibits attached hereto.

     8. The net asset value of each Fund's Shares as used herein will be calculated to the nearest 1/10th of one cent.

     9. In the event the operating expenses of a Fund, including amounts payable to the Adviser pursuant to this Agreement, for any fiscal year ending on a date on which this Agreement is in effect exceed the expense limitations applicable to that Fund imposed by applicable securities laws or regulations thereunder, as such limitations may be raised or lowered from time to time, the Adviser shall reduce its investment advisory fee by the extent of such excess and, if required pursuant to any such laws or regulations, will reimburse the Fund in the amount of such excess; provided, however, to the extent permitted by law, there shall be excluded from such expenses the amount of any interest, taxes, brokerage commissions, distribution fees and extraordinary expenses (including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto) paid or payable by the Fund. Whenever the expenses of a Fund exceed a pro rata portion of the applicable annual expense limitations, the estimated amount of reimbursement under such limitations shall be applicable as an offset against the monthly payment of the investment advisory fee due to the Adviser. Should two or more such expense limitations be applicable as at the end of the last Business Day of the month, that expense limitation which results in the largest reduction in the Adviser's fee shall be applicable. The Adviser may from time to time and for such periods as it deems appropriate reduce its compensation (and, if appropriate, assume expenses of one or more of the Funds) to the extent that any Fund's expenses exceed such lower expense limitation as the Adviser may, by notice to the Fund, voluntarily declare to be effective.

     10. This Agreement shall begin for each Fund as of the date of execution of the applicable exhibit and shall continue in effect with respect to each Fund presently set forth on an exhibit (and any subsequent Funds added pursuant to an exhibit during the initial term of this Agreement) for two years from the date of this Agreement set forth above and thereafter for successive periods of one year, subject to the provisions for termination and all of the other terms and conditions hereof if: such continuation shall be specifically approved at least annually by the vote of a majority of the Directors of the Corporation, including a majority of the Directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for that purpose; provided, however, that, notwithstanding any provision of this Agreement, the Agreement may be terminated at any time with respect to a Fund, without payment of any penalty, by the Adviser, on one hundred twenty (120) days' written notice to the Corporation. If a Fund is added after the first approval by the Directors as described above, this Agreement will be effective as to that Fund upon execution of the applicable exhibit and will continue in effect until the next annual approval of this Agreement by the Directors and thereafter for successive periods of one year, subject to approval as described above.

     11. Notwithstanding any provision in this Agreement, it may be terminated at any time with respect to any Fund, without the payment of any penalty, by the Directors of the Corporation or by a vote of the shareholders of that Fund on sixty (60) days' written notice to Adviser.

     12. The Corporation shall deliver to the Adviser, from time-to-time as available, copies of the Corporation's Form N-8A, N-1A, Prospectus, Statement of Additional Information, Board resolutions approving this Agreement, Articles of Incorporation, and By-Laws, and all amendments and supplements thereto.

     13. This Agreement may not be assigned by Adviser and shall automatically terminate in the event of any assignment. Adviser may employ or contract with such other person, persons, corporation, or corporations (including subadvisers approved by the Board of Directors and shareholders in accordance with the provisions of the Act) at its own cost and expense as it shall determine in order to assist it in carrying out this Agreement. In addition, the Adviser is authorized, subject to prior approval of the Board of Directors, to take into account the sale of shares of the Funds in allocating purchase and sale orders for portfolio securities to brokers and dealers (including brokers and dealers that are affiliated with the adviser, any subadviser or the Funds' distributor) in compliance with applicable law. In no instance, however, will a portfolio security be purchased from or sold to the Adviser, any subadviser or the Funds' distributor or affiliated person thereof except to the extent permitted by the Federal or state securities laws.

     14. Adviser will place orders for purchase and sale of portfolio securities with issuers or broker-dealers and will attempt to obtain best price or most favorable execution with respect to such orders. In placing such orders, Adviser will consider the experience, skill, financial responsibility and administrative efficiency of the broker-dealer involved, and may select a broker-dealer on a basis other than the lowest commission rate if deemed appropriate by the Adviser.

     15. The Corporation recognizes that the Adviser or its affiliates may serve in an investment advisory capacity with respect to entities in addition to the Fund, and the Corporation hereby agrees that nothing in the Agreement shall be deemed to preclude the Adviser or its affiliates from serving in such capacity.

     It is understood that Directors of the Corporation and officers, employees and shareholders of the Corporation and any of its funds are or may become interested in the Adviser and its affiliates, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of the Adviser and its affiliates are or may become similarly interested in Funds of the Corporation, and that the Adviser and directors, officers, employees, partners and shareholders of the affiliates may become interested in Funds of the Corporation as shareholder or otherwise.

     16. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties under this Agreement on the part of Adviser, Adviser shall not be liable to the Corporation or to any of the Funds or to any shareholder for any act or omission in the course of or connected in any way with rendering services or for any losses that may be sustained in the purchase, holding, or sale of any security.

     17. This Agreement may be amended at any time by agreement of the parties provided that the amendment shall be approved both by the vote of a majority of the Directors of the Corporation, including a majority of the Directors who are not parties to this Agreement or interested persons of any such party to this Agreement (other than as Directors of the Corporation) cast in person at a meeting called for that purpose, and, where required by
Section 15(a)(2) of the Act, on behalf of a Fund by a majority of the outstanding voting securities of such Fund as defined in Section 2(a)(42) of the Act.

     18. The Adviser acknowledges that all sales literature for investment companies (such as the Corporation) are subject to strict regulatory oversight. The Adviser agrees to submit any proposed sales literature for the Corporation (or any Fund) or for itself or its affiliates which mentions the Corporation (or any Fund) to the Corporation's distributor for review and filing with the appropriate regulatory authorities prior to the public release of any such sales literature, provided, however, that nothing herein shall be construed so as to create any obligation or duty on the part of the Adviser to produce sales literature for the Corporation (or any Fund). The Corporation agrees to cause its distributor to promptly review all such sales literature to ensure compliance with relevant requirements, to promptly advise Adviser of any deficiencies contained in such sales literature, to promptly file complying sales literature with the relevant authorities, and to cause such sales literature to be distributed to prospective investors in the Corporation.

     19. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

     20. In the event that any portion of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

     21. This Agreement will become binding on the parties hereto upon their execution of the attached exhibits to this Agreement.

                                  EXHIBIT A
                                    to the
                        Investment Advisory Agreement

                         BATTERY PARK HIGH YIELD FUND

     The following provisions are hereby incorporated and made part of the Investment Advisory Agreement dated October 1, 1996 between Battery Park Funds, Inc. and Nomura Corporate Research and Asset Management Inc.

     For all services rendered by Adviser hereunder, the above-named Fund of the Corporation shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 0.65 of 1% of the average daily net assets of the Fund.

     The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 0.65 of 1% applied to the daily net assets of the Fund. The advisory fee so accrued shall be paid to Adviser monthly.

     If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fee as set forth above. Payment of the Adviser's compensation for the preceding month shall be made as promptly as possible after completion of the calculation of the fee as set forth above. During any period when the determination of net asset value is suspended by the Directors, the average daily net asset value of a share as of the last day prior to such suspension shall for this purpose be deemed to be the average daily net asset value at the close of each succeeding day until it is again determined.

     In consideration of the mutual covenants set forth in the Investment Advisory Agreement dated October 1, 1996 between Battery Park Funds, Inc. and Nomura Corporate Research and Asset Management Inc., Battery Park Funds, Inc. executes and delivers this Exhibit on behalf of the Fund set forth above.

     Witness the due execution hereof this 1st day of October, 1996.

Attest:                            NOMURA CORPORATE RESEARCH
                                   AND ASSET MANAGEMENT INC.


                                   By:
---------------------------           ---------------------------
Deborah A. Montick                    Robert Levine
Assistant Secretary                   President


Attest:                            BATTERY PARK FUNDS, INC.


                                   By:
---------------------------           ---------------------------
Deborah A. Montick                    Lance Fraser
Secretary                             Treasurer